Exhibit 10.2

EXECUTION COPY

NON-PORTFOLIO PROPERTY INTEREST CONTRIBUTION AGREEMENT

____________________

By and Among

MR. STANLEY C. GALE,

MR. MARK YEAGER,

GCF II INVESTOR LLC,

THE GALE INVESTMENTS COMPANY, LLC,

GALE & WENTWORTH VREELAND, LLC,

GALE URBAN SOLUTIONS LLC,

MSGW-ONE CAMPUS INVESTORS, LLC,

MACK-CALI REALTY ACQUISITION CORP.,

AND

MACK-CALI REALTY L.P.

_______________________

Dated as of May 9, 2006

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EXHIBITS AND SCHEDULES

Exhibit A	55 Corporate LLC Operating Agreement
Exhibit B	Bedminster LLC Operating Agreement
Exhibit C	Belmar LLC Operating Agreement
Exhibit D	Campus LLC Operating Agreement
Exhibit E	Jefferson LLC Operating Agreement
Exhibit F	Kimball LLC Operating Agreement
Exhibit G	Newark LLC Operating Agreement
Exhibit H	Rock LLC Operating Agreement
Exhibit I	Transit LLC Operating Agreement
Exhibit J	Vreeland LLC Operating Agreement
Exhibit K	Model Economic Benefits and Burdens LLC Operating Agreement

Schedule 5.04	Litigation
Schedule 5.05	Non-Portfolio Consent
Schedule 5.07	Organizational Documents of Seller
Schedule 5.10	Liabilities
Schedule 5.13	Leasing Commissions; Tenant Improvements
Schedule 5.16	Tax Certiorari Proceedings
Schedule 5.17	Surveys

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NON-PORTFOLIO PROPERTY INTEREST CONTRIBUTION AGREEMENT (this “Agreement”), dated as of May 9, 2006, by and among GCF II Investor LLC, a Delaware limited liability company (“GCF II”), Gale & Wentworth Vreeland, LLC, a New Jersey limited liability company (“GWV”), MSGW-One Campus Investors, LLC, a Delaware limited liability company (“MSGW”), Mr. Stanley C. Gale (“SG”), Mr. Mark Yeager (“MY”), The Gale Investments Company, LLC, a Delaware limited liability company (“Gale Investments”), Gale Urban Solutions LLC, a New Jersey limited liability company (“Gale Urban,” and collectively with GW, GCF II, GWV, MSGW, SG, MY and Gale Investments, the “Sellers”), Mack-Cali Realty Acquisition Corp., a Delaware corporation, or its designee (“MCRAC”), and Mack-Cali Realty, L.P., a Delaware limited partnership, or its designee (“MCRLP”).

WHEREAS, MSGW owns 100% of the issued and outstanding membership interests in One Campus Associates LLC, a Delaware limited liability company (the “3 Campus Drive Interest”);

WHEREAS, GCF II owns 33.33% of the issued and outstanding membership interests in Gale Kimball, L.L.C., a Delaware limited liability company (the “100 Kimball Drive Interest”);

WHEREAS, GCF II will, as of the applicable Closing (as defined herein), own an equity interest in a limited liability company which will own (directly or indirectly) an interest in the Jefferson Real Property (as defined herein) (the “One Jefferson Road Interest”);

WHEREAS, GWV owns 50% of the issued and outstanding membership interests in 12 Vreeland Associates LLC, a New Jersey limited liability company (the “12 Vreeland Interest”);

WHEREAS, SG and MY collectively own 51.25% of the issued and outstanding membership interests in GW Bedminster LLC, a New Jersey limited liability company (the “GW Bedminster Interest”);

WHEREAS, SG owns 3.56% of the issued and outstanding membership interests in Pluckemin Holdings LLC, a Delaware limited liability company (the “Pluckemin Interest,” and collectively with the GW Bedminster Interest, the “Bedminster Interest”);

WHEREAS, Gale Investments owns 100% of the issued and outstanding membership interests in Gale Belmar, L.L.C., a Delaware limited liability company (the “Belmar Interest”);

WHEREAS, Gale Investments owns 100% of the issued and outstanding membership interests in Gale ONC Associates, L.L.C., a Delaware limited liability company (the “One Newark Center Interest”);

WHEREAS, Gale Investments owns 50% of the issued and outstanding membership interests in Rock-GW LLC, a Delaware limited liability company (the “Rock GW Interest”);

WHEREAS, GCF II will (indirectly through one of its wholly owned subsidiaries), as of the applicable Closing, own 50% of the issued and outstanding membership interests in Gale 55 Corporate Associates II LLC, a Delaware limited liability company, or such entity as shall own the 55 Corporate Real Property (the “55 Corporate Interest”);

WHEREAS, Gale Urban owns 100% of the issued and outstanding membership interests in Gale Broad Street, LLC, a New Jersey limited liability company (the “Newark Transit Village Interest,” and collectively with the 3 Campus Drive Interest, the 100 Kimball Drive Interest, the One Jefferson Road Interest, the 12 Vreeland Interest, the Belmar Interest, the 55 Corporate Interest, the Bedminster Interest, the Rock GW Office Interest (as defined herein) and the One Newark Center Interest, the “Non-Portfolio Property Interests”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Sellers desire to contribute certain of the Non-Portfolio Property Interests to certain of the JV LLC’s (as defined herein), and desire to grant an option to MCRAC to cause the contribution of the Optional Non-Portfolio Property Interests (as defined herein) to certain of the other JV LLC’s, in exchange for membership interests in the applicable JV LLC’s as specified in each of the applicable Limited Liability Company Operating Agreements (as defined herein);

WHEREAS, upon the terms and subject to the conditions of this Agreement, MCRAC desires to, and MCRLP desire to cause MCRAC to, contribute to certain of the applicable JV LLC’s the funds specified herein (the “Funds”) in exchange for the applicable membership interests in each of the applicable JV LLC’s as specified in each of the applicable Limited Liability Company Operating Agreements;

WHEREAS, upon the terms and subject to the conditions of this Agreement, MCRAC may exercise its option with respect to the Optional Non-Portfolio Property Interests (as defined herein) and, upon such exercise, may, and MCRLP may cause MCRAC to, contribute to the JV LLC’s associated with the Optional Non-Portfolio Property Interests certain additional funds as specified herein (the “Additional Funds”) in exchange for the applicable membership interests in each of such applicable JV LLC’s as specified in each of the applicable Limited Liability Company Operating Agreements; and

WHEREAS, upon consummation of the contributions by the Sellers and MCRAC and MCRLP to the applicable JV LLC’s contemplated hereby, the parties desire to have each of the applicable JV LLC’s make a special distribution to each of the applicable Sellers in an aggregate amount equal to the applicable portion of the Funds and Additional Funds.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01           Certain Defined Terms. For purposes of this Agreement:

“55 Corporate LLC” means M-C 55 Corporate, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“55 Corporate LLC Operating Agreement” means that certain limited liability company operating agreement of 55 Corporate LLC, in the form attached hereto as Exhibit A to this Agreement.

“55 Corporate Real Property” means the Declarant’s Rights and Obligations Under Master Deed Creating 55 Corporate Drive Condominium, by and between Gale 55 Corporate Associates II LLC  and Gale 55 Corporate Associates LLC, to develop that certain real property commonly known as and by the name Building IV at the street number 55 Corporate Drive, Bridgewater, New Jersey.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Bedminster LLC” means M-C Bedminster, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Bedminster LLC Operating Agreement” means that certain limited liability company operating agreement of Bedminster LLC, in the form attached hereto as Exhibit B to this Agreement.

“Bedminster Real Property” means the real property known as and by the name The Offices at Bedminster, suite numbers 500 & 550 located at Route 206, Bedminster, NJ 07921.

“Belmar LLC” means M-C Belmar, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Belmar LLC Operating Agreement” means that certain limited liability company operating agreement of Belmar LLC, in the form attached hereto as Exhibit C to this Agreement.

“Belmar Real Property” means the real property known as and by the name The Redevelopment Zone located in the Borough of Belmar, Block 66, lots 1,2-5,7,8-10 and 15; Block 86.01, lot 1 and the portion of East Railroad Avenue adjoining said block and lot.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Campus LLC” means M-C Campus, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Campus LLC Operating Agreement” means that certain limited liability company operating agreement of Campus LLC, in the form attached hereto as Exhibit D to this Agreement.

“Campus Real Property” means the real property known as and by the street number 3 Campus Drive, Parsippany NJ, 07054.

“Cash Contribution” means, as applicable, a Bedminster Cash Contribution, a Belmar Cash Contribution, Campus Cash Contribution, Jefferson Cash Contribution, Kimball Cash Contribution, Newark Cash Contribution, Rock Cash Contribution, 55 Corporate Cash Contribution, Transit Cash Contribution or Vreeland Cash Contribution.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Economic Benefits and Burdens” means, with respect to any Non-Portfolio Property Interest, (i) the economic benefit of owning such Non-Portfolio Property Interest as if the applicable JV LLC owned such interest directly, including the benefit of any and all rights of the applicable Seller against any other party to the related limited liability company operating agreement, the right to receive an allocation of all profits which would otherwise be allocated to the applicable Seller and the right to receive all distributions received by the applicable Seller with respect to such Non-Portfolio Property Interest, and (ii) the economic burden of owning such Non-Portfolio Property Interest as if the applicable JV LLC owned such interest directly, including the obligation to make any capital contributions required by such limited liability company operating agreement and the allocation of all losses which would otherwise be allocated to the applicable Seller with respect to such Non-Portfolio Property Interest.

“Encumbrance” means any security interest, pledge, charge, option, right, hypothecation, mortgage, lien, claim or other encumbrance.

“Environmental Law” means any applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, codes, directives or requirements, of any Governmental Authority in any way related to Hazardous Materials.

 “Governmental Authority” means any foreign, federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, board, bureau, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (A) those substances included with the definitions of any or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq., and any similar state or federal laws or any regulations issued under any such laws and (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls.

“Indemnified Party” means a MCRAC Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 8.02 and MCRLP and MCRAC pursuant to Section 8.03, as the case may be.

“Jefferson LLC” means M-C Jefferson, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Jefferson LLC Operating Agreement” means that certain limited liability company operating agreement of Jefferson LLC, in the form attached hereto as Exhibit E to this Agreement.

“Jefferson Real Property” means the real property known as and by the street number One Jefferson Road, Parsippany, NJ 07054.

“JV LLC’s” means Campus LLC, Kimball LLC, Jefferson LLC, Vreeland LLC, Bedminster LLC, Belmar LLC, Rock LLC, 55 Corporate LLC, Newark LLC and Transit LLC.

“Kimball LLC” means M-C Kimball, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Kimball LLC Operating Agreement” means that certain limited liability company operating agreement of Kimball LLC, in the form attached hereto as Exhibit F to this Agreement.

“Kimball Real Property” means the real property known as and by the street number 100 Kimball Drive, Parsippany, NJ 07054.

“Law” means any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) in effect as of the date hereof.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or other undertaking. Liabilities include, with respect to any Non-Portfolio Property Interest, economic obligations, including the obligation to make any capital contributions required by such limited liability company operating agreement and the allocation of all losses which would otherwise be allocated to the applicable Seller.

“Limited Liability Company Operating Agreements” means the Bedminster LLC Operating Agreement, the Belmar LLC Operating Agreement, the Campus LLC Operating Agreement, the Jefferson LLC Operating Agreement, the Kimball LLC Operating Agreement, the Newark LLC Operating Agreement, the Rock LLC Operating Agreement, the 55 Corporate LLC, the Transit LLC Operating Agreement and the Vreeland LLC Operating Agreement.

“Morgan Stanley Interests” means, collectively, the following entities and their respective membership interests in MSGW: (a) Morgan Stanley Real Estate Fund III, LP — 14.940004%; (b) MSP Real Estate Fund, LP — 11.962302%; (c) Morgan Stanley Real Estate Investors III, LP — 0.69255%; (d) MSREF III Special Fund, LP — 14.548803%; and (e) MSP Co-Investment Partnership, LP — 7.189701%.

“Newark LLC” means M-C Newark, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Newark LLC Operating Agreement” means that certain limited liability company operating agreement of Newark LLC, in the form attached hereto as Exhibit G to this Agreement.

“Newark Real Property” means the real property known as and by the name One Newark Center, street number 1085 Raymond Blvd, Newark NJ, 07102.

“Non-Portfolio Real Properties” means, collectively, the Bedminster Real Property, Belmar Real Property, Campus Real Property, Jefferson Real Property, Kimball Real Property, Newark Real Property, Rock GW Development Property, 55 Corporate Real Property, Transit Real Property and Vreeland Real Property.

“Optional Non-Portfolio Property Interests” means the Bedminster LLC Interest and the One Jefferson Road Interest.

 “Permitted Encumbrances” means statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings.

“Person” means any individual, partnership, firm, corporation, limited liability company, joint venture, limited public company, limited liability partnership, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act.

“Praedium” means The Preadium Group LLC and its Affiliates.

“Purchase Agreement” means that certain Membership Interest Purchase and Contribution Agreement dated as of March 7, 2006, as amended, by and among SG, SCG Holding Corp., a Delaware corporation, MCRLP and MCRAC.

“Rock-GW Development Property” means that certain development property located in the Borough of Florham Park, New Jersey (Block 1401, Lot 1 and Block 1402, Lot 1) that Rock GW LLC is currently in contract to acquire.

“Rock GW Office Interest” means a portion of the Rock GW Interest representing approximately 600,000 square feet of office space to be developed at the Rock-GW Development Property.

“Rock LLC” means M-C Rock, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Rock LLC Operating Agreement” means that certain limited liability company operating agreement of Rock LLC, in the form attached hereto as Exhibit H to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tax” or “Taxes” mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Transit LLC” means M-C Transit, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Transit LLC Operating Agreement” means that certain limited liability company operating agreement of Transit LLC, in the form attached hereto as Exhibit I to this Agreement.

“Transit Real Property” means the real property located at Newark Transit Village, Westinghouse Building, Newark NJ (Block 47, Lot 40).

“Vreeland LLC” means M-C Vreeland, LLC, a Delaware limited liability company to be formed in accordance with the provisions of this Agreement.

“Vreeland LLC Operating Agreement” means that certain limited liability company operating agreement of Vreeland LLC, in the form attached hereto as Exhibit J to this Agreement.

“Vreeland Real Property” means the real property known as and by the street number 12 Vreeland Road, Florham Park, NJ, 07932

Section 1.02.          Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“3 Campus Drive Interest”	Recitals
“12 Vreeland Interest”	Recitals
“55 Corporate Cash Contribution”	2.03(g)
“55 Corporate Interest”	Recitals
“100 Kimball Drive Interest”	Recitals
“Agreement”	Preamble
“Additional Funds”	Recitals
“Belmar Cash Contribution”	2.03(d)
“Belmar Interest”	Recitals
“Bedminster Cash Contribution”	2.05(a)
“Bedminster Interest”	Recitals
“Bedminster Option Period”	2.04(d)(iii)
“Binding Expert”	2.06(b)
“Campus Cash Contribution”	2.03(a)
“Closing”	4.01
“Closing Date”	4.01
“Funds”	Recitals
“Gale Expert”	2.06(b)
“Gale Investments”	Preamble
“Gale Urban”	Preamble
“GCF II”	Preamble
“GW Bedminster Interest”	Recitals
“Hills Drive”	2.04(d)(iii)
“Indemnification Threshold”	8.04(b)
“Jefferson Cash Contribution”	2.05(b)
“Kimball Cash Contribution”	2.03(b)
“Loss” or “Losses”	8.02
“MCRAC”	Preamble
“MCRAC Expert”	2.06(b)
“MCRAC Indemnified Party”	8.02
“MCRLP”	Preamble
“MSGW”	Preamble
“MY”	Preamble
“Newark Cash Contribution”	2.07(a)(ii)
“Newark Transit Village Interest”	Recitals
“Non-Portfolio Consents”	2.06(a)
“One Jefferson Option Period”	2.04(c)(ii)
“One Jefferson Road Interest”	Recitals
“One Newark Center Interest”	Recitals

Definition	Location
“Option Period”	2.04
“Organizational Documents”	5.07
“Non-Portfolio Property Interests”	Recitals
“Pluckemin Interest”	Recitals
“Remediation”	2.06(b)
“Rock Cash Contribution”	2.03(g)
“Rock GW Interest”	Preamble
“SG”	Preamble
“Seller” or “Sellers”	Preamble
“Seller Indemnified Party”	8.03
“Third Party Claim”	8.05(b)
“Transit Cash Contribution”	2.03(e)
“TW”	Preamble
“Vreeland Cash Contribution”	2.03(c)

Section 1.03.          Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such word or words of similar import;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns;

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)            references to “day” or “days” are to calendar days;

(j)            whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders; and

(k)           any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable electronic (including e-mail) means of communication.

Article II
CONTRIBUTIONS

Section 2.01.          Formation of the JV LLC’s. Immediately prior to each contribution set forth in Sections 2.02, 2.03, 2.04, 2.05 and 2.07 hereof, the parties hereto shall (i) cause to be formed the applicable JV LLC by filing a certificate of formation with the Secretary of State of Delaware for such JV LLC, (ii) cause each such JV LLC to be duly qualified to do business in the State of New Jersey and (iii) execute and deliver the applicable Limited Liability Company Operating Agreement in the form of the applicable Exhibit attached hereto.

Section 2.02.          Contribution of Non-Portfolio Property Interests. Upon the terms and subject to the conditions of this Agreement, at the applicable Closing, each of the Sellers shall contribute, convey, assign, transfer and deliver to each of the JV LLC’s as a capital contribution, and the parties shall cause each of the JV LLC’s to accept and to assume, from and after the applicable Closing with respect to such Non-Portfolio Property Interest, the applicable Non-Portfolio Property Interests as follows:

(a)           MSGW shall contribute, convey, assign, transfer and deliver to Campus LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Campus LLC to accept and assume, the 3 Campus Drive Interest;

(b)           GCF II shall contribute, convey, assign, transfer and deliver to Kimball LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Kimball LLC to accept and assume, the 100 Kimball Drive Interest;

(c)           GWV shall contribute, convey, assign, transfer and deliver to Vreeland LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Vreeland LLC to accept and assume, the 12 Vreeland Interest;

(d)           Gale Investments shall contribute, convey, assign, transfer and deliver to Belmar LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Belmar LLC to accept and assume, the Belmar Interest;

(e)           Gale Urban shall contribute, convey, assign, transfer and deliver to  Transit LLC as a capital contribution, and upon such contribution, conveyance, assignment,

transfer and delivery, the parties hereto shall cause Transit LLC to accept and assume, the Newark Transit Village Interest;

(f)            Gale Investments shall contribute, convey, assign, transfer and deliver to Rock LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Rock LLC to accept and assume, the Rock GW Office Interest; and

(g)           GCF II shall cause the contribution, conveyance, assignment, transfer and delivery to 55 Corporate LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause 55 Corporate LLC to accept and assume, the 55 Corporate Interest.

Section 2.03.          Contribution of Funds. Upon the terms and subject to the conditions of this Agreement, at the applicable Closing, MCRAC shall contribute and deliver to each of the applicable JV LLC’s, and each of the parties hereto shall cause each of the applicable JV LLC’s to accept, the Funds as follows:

(a)           MCRAC shall contribute and deliver to Campus LLC as a capital contribution, and the parties hereto shall cause Campus LLC to accept, the sum of Four Million Three Hundred Four Thousand Seven Hundred Ninety Dollars ($4,304,790) in cash (the “Campus Cash Contribution”);

(b)           MCRAC shall contribute and deliver to Kimball LLC as a capital contribution, and the parties hereto shall cause Kimball LLC to accept, the sum of Nine Hundred Ninety One Thousand Six Hundred Fifty Four Dollars ($991,654) in cash (the “Kimball Cash Contribution”);

(c)           MCRAC shall contribute and deliver to Vreeland LLC as a capital contribution, and the parties hereto shall cause Vreeland LLC to accept, the sum of Six Million Nine Hundred Twenty Thousand Nine Hundred Ninety Two Dollars ($6,920,992) in cash (the “Vreeland Cash Contribution”);

(d)           MCRAC shall contribute and deliver to Belmar LLC as a capital contribution, and the parties hereto shall cause Belmar LLC to accept, the sum of One Million Six Hundred Thirty Five Thousand One Hundred Thirty Three Dollars and Sixty One Cents ($1,635,133.61) in cash (the “Belmar Cash Contribution”);

(e)           MCRAC shall contribute and deliver to Transit LLC as a capital contribution, and the parties hereto shall cause Transit LLC to accept, the sum of Five Hundred Fifty One Thousand Eight Hundred Sixty Four Dollars ($551,864) in cash to Transit LLC (the “Transit Cash Contribution”);

(f)            MCRAC shall contribute and deliver to Rock LLC as a capital contribution, and the parties hereto shall cause Rock LLC to accept, an amount of cash as is equal to the product of $17.50 multiplied by the actual number of square feet of rentable office space that Rock-GW LLC is approved to develop at the Rock-GW Development Property (the “Rock Cash Contribution”). Notwithstanding the foregoing, in the event that the resultant projected internal rate of return on the Rock Cash Contribution with respect to the Rock GW Interest shall be less than 10%, the Rock Cash Contribution shall be reduced to such amount as would cause the projected internal rate of return on the Rock Cash Contribution with respect to the Rock GW Interest to equal 10%, provided, however, if the Rock Cash Contribution shall be adjusted to an amount which is lower than an amount of cash as is equal to the product of $12.50 multiplied by the actual number of square feet of rentable office space that Rock-GW LLC is approved to develop at the Rock-GW Development Property, Gale Investments shall have the right, exercisable in its sole discretion, to terminate each of its and MCRAC’s obligations contained herein with respect to the Rock-GW Interest and this Agreement shall automatically terminate with respect to the Rock-GW Interest; and

(g)           MCRAC shall contribute and deliver to 55 Corporate LLC as a capital contribution, and the parties hereto shall cause 55 Corporate LLC to accept, the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000) in cash (the “55 Corporate Cash Contribution”); provided, however, if MCRAC, MCRLP or any of their Affiliates enter into an agreement with SL Green Corp., or any of its Affiliates the subject of which relates to the ownership, development and/or operation of the development known as “Meadowlands Xanadu” located at the Meadowlands Sports Complex in Secaucus, New Jersey on terms and conditions satisfactory to MCRAC, MCRLP or such of their applicable Affiliates, in their sole discretion (i) prior to the Closing of the 55 Corporate Interest, the 55 Corporate Cash Contribution shall be Ten Million Dollars ($10,000,000) in cash, or (ii) after the Closing of the 55 Corporate Interest, MCRAC shall promptly pay to GCF II, or its designee, the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in cash.

Section 2.04.          Option to Contribute the Optional Non-Portfolio Property Interests. Sellers hereby grant to MCRAC the right and option (exercisable individually or in the aggregate) to cause each of the applicable Sellers to contribute, convey, assign, transfer and deliver each of the Optional Non-Portfolio Property Interests at a Closing as follows:

(a)           MCRAC may require SG and MY to contribute, convey, assign, transfer and deliver to Bedminster LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Bedminster LLC to accept and assume, the Bedminster Interest; and

(b)           MCRAC may require GCF II to contribute, convey, assign, transfer and deliver to Jefferson LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Jefferson LLC to accept and assume, the One Jefferson Road Interest.

(c)           MCRAC shall be entitled to exercise one or more of the options specified in this Section 2.04 at any time and from time to time during the below option periods as follows:

(i)            with respect to the One Jefferson Road Interest, ninety (90) days following the execution of a limited liability company operating agreement evidencing a joint venture by and between SG or one of his Affiliates and JP Morgan and its Affiliates with respect to the development of the Jefferson Real Property (the “One Jefferson Option Period”); and

(ii)           with respect to the Bedminster Interest, fifteen (15) days following receipt by Pluckemin Holdings LLC of notice given by 500 Hills Drive, L.L.C. (“Hills Drive”) that Hills Drive intends to sell the Bedminster Real Property (the “Bedminster Option Period”, and collectively with the One Jefferson Option Period, the “Option Periods,” and each an “Option Period”).

MCRAC shall exercise each of the options specified in this Section 2.04 by delivering written notice of such exercise to the Sellers during the applicable Option Period. If MCRAC shall fail to exercise its option with respect to any Optional Non-Portfolio Property Interest prior to the expiration of the applicable Option Period, then, upon the expiration of such Option Period, MCRAC’s option with respect to such Non-Portfolio Property Interest shall terminate and no longer be exercisable and this Agreement shall automatically terminate with respect to such Optional Non-Portfolio Property Interest.

Section 2.05.          Contribution of Additional Funds. If MCRAC exercises an option with respect to an Optional Non-Portfolio Property Interest as specified in Section 2.04 hereof, at the applicable Closing, MCRAC shall contribute and deliver to each of the applicable JV LLC’s, and the parties hereto shall cause each of the applicable JV LLC’s to accept the Additional Funds as follows:

(a)           MCRAC shall contribute and deliver to Bedminster LLC as a capital contribution, and the parties hereto shall cause Bedminster LLC to accept, an amount in cash equal to the aggregate amount of capital contributions made by SG (and/or his Affiliates) and MY to the Bedminster Interest for the purchase by the Bedminster Interest of the Bedminster Real Property from Hills Drive (the “Bedminster Cash Contribution”); and

(b)           MCRAC shall contribute and deliver to Jefferson LLC as a capital contribution, and the parties hereto shall cause Jefferson LLC to accept, an amount in cash equal to the aggregate amount of capital contributions made by SG and his Affiliates to the One Jefferson Road Interest (the “Jefferson Cash Contribution”).

Section 2.06.          Conditions Precedent to the Obligations of MCRAC. The obligations of MCRAC to consummate the transactions with respect to any Non-Portfolio Property Interest (including any Optional Non-Portfolio Property Interest) shall be subject to the fulfillment or written waiver by MCRAC, in its sole and absolute discretion, at or prior to the applicable Closing, of the following conditions:

(a)           the receipt of the third-party consents more fully set forth in Schedule 5.05  hereto, which consents shall be necessary in order to contribute, convey, assign, transfer and deliver such Non-Portfolio Property Interest in accordance with the provisions of this Agreement (the “Non-Portfolio Consents”), in each case, in form and substance reasonably satisfactory to MCRAC;

(b)           with respect to the Rock GW Office Interest, the receipt of evidence reasonably satisfactory to MCRAC within twenty (20) days prior to Closing, of each of (i) all (final and nonappealable) approvals from applicable governmental or quasi-governmental authorities having jurisdiction over the Rock-GW Development Property, necessary to develop and rezone the Rock-GW Development Property in accordance with the development plans of Rock-GW LLC have been obtained, and (ii) confirmation that the environmental conditions identified at the Rock-GW Development Property have been remediated, or all necessary action to cause such remediation have been taken (the “Remediation”), as attested by an independent recognized environmental expert (“Gale Expert”) appointed by Gale Investments with the consent of MCRAC, such consent not to be unreasonably delayed. If MCRAC does not consent to the appointment of such Gale Expert, MCRAC shall promptly appoint an independent recognized environmental expert (“MCRAC Expert”) to review the Remediation. If the Gale Expert and the MCRAC Expert are unable to agree as to the status of the Remediation, the Gale Expert and the MCRAC Expert shall jointly appoint an independent recognized environmental expert (the “Binding Expert”) which shall determine the status of the Remediation. The decision of the Binding Expert shall be final, binding and conclusive on MCRAC and the Sellers. The costs of each of the Gale Expert, the MCRAC Expert and the Binding Expert shall be paid one half by each of MCRAC and Gale Investments;

(c)           with respect to the 3 Campus Drive Interest, the receipt of evidence reasonably satisfactory to MCRAC that GW Real Estate Fund III LLC, using $915,000 from the Campus Cash Contribution, has exercised its option pursuant to that certain letter agreement, dated October 19, 2005, between Mr. Stanley C. Gale, on behalf of The Gale Company L.L.C. and the various Gale entities and affiliates, and John P. Buza, on behalf of Morgan Stanley Real Estate Fund II & III and affiliates, to acquire the Morgan Stanley Interests for a purchase price of $915,000.00 and has unconditionally acquired the Morgan Stanley Interests, such that GW Real Estate Fund III LLC shall hold a  50.00001% Percentage Interest in MSGW;

(d)           with respect to the 55 Corporate Interest:

(i)            Gale 55 Corporate Drive LLC or one if its Affiliates shall have conveyed the equity interests in Gale SLG 55 Corporate Drive LLC to Gramercy Capital Corp. or one of its Affiliates;

(ii)           the equity interests of Principal Enhanced Property Fund, L.P. in 55 Corporate REIT, LLC shall have been conveyed to Gale SLG Corporate Drive LLC;

(iii)          GCF II shall have been conveyed a 50% interest in Gale 55 Corporate Associates II LLC (or such entity as shall hold the 55 Corporate Real Property);

(iv)          the outstanding membership interests in Gale 55 Corporate Associates II LLC is not then held by any party other than GCF II, SL Green Corp., Gramercy Capital Corp. or any of their respective Affiliates; and

(v)           MCRAC or its Affiliates shall have the right to develop the 55 Corporate Real Property.

(e)           the consummation of the transactions contemplated by the Purchase Agreement (provided, that the condition specified in this clause (e) shall also be a condition to the obligations of the Sellers).

Section 2.07.          One Newark Center Interest.

(a)           If Praedium enters into a joint venture agreement with SG or his Affiliates and pays MCRAC at least $500,000 in connection therewith, the subject of which relates to the ownership, development and/or operation of the Newark Real Property, then as promptly as practicable following the execution of such agreement:

(i)            Gale Investments shall contribute, convey, assign, transfer and deliver to Newark LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Newark LLC to accept and assume, the One Newark Center Interest;

(ii)           MCRAC shall contribute and deliver to Newark LLC as a capital contribution, and the parties hereto shall cause Newark LLC to accept, an amount in cash equal to the aggregate amount of capital contributions, up to $1,000,000, made by SG and his Affiliates to the One Newark Center Interest (the “Newark Cash Contribution”);

(iii)          the parties hereto shall cause Newark LLC to issue and deliver to Gale Investments the membership interests contemplated to be delivered to Gale Investments by the Newark LLC Operating Agreement;

(iv)          the parties hereto shall cause Newark LLC to issue and deliver to MCRAC the membership interests contemplated to be delivered to MCRAC by the Newark LLC Operating Agreement; and

(v)           MCRAC as Manager of Newark LLC shall cause Newark LLC to make a special distribution to Gale Investments of an amount in cash equal to the Newark Cash Contribution.

(b)           If Praedium enters into a joint venture agreement with MCRAC or its Affiliates, the subject of which relates to the ownership, development and/or operation of the Newark Real Property, then as promptly as practicable following the execution of such agreement:

(i)            MCRAC shall contribute, convey, assign, transfer and deliver to Newark LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Newark LLC to accept and assume, 100% of the equity interests in such entity that owns (directly or indirectly) an interest in the Newark Real Property;

(ii)           the parties hereto shall cause Newark LLC to issue and deliver to Gale Investments the membership interests contemplated to be delivered to Gale Investments by the Newark LLC Operating Agreement; and

(iii)          the parties hereto shall cause Newark LLC to issue and deliver to MCRAC the membership interests contemplated to be delivered to MCRAC by the Newark LLC Operating Agreement.

(c)           Each of MCRAC and MCRLP hereby acknowledge and agree that the payment received by MCRAC (or any of its Affiliates) from Praedium in connection with any joint venture agreement relating to the Newark Real Property shall be included in the calculation of “Gross Income” of The Gale Services Company, L.L.C., solely for the purposes of calculating any Earnout Payment contemplated by Exhibit D of that certain Membership Interest Purchase and Contribution Agreement, dated as of March 7, 2006, as amended, by and among SG, SCG Holding Corp., MCRAC and MCRLP.

Article III
ISSUANCE OF MEMBERSHIP INTERESTS

Section 3.01.          Issuance of Membership Interests to Sellers. Upon the terms of this Agreement, in exchange for the contribution by each of the Sellers of the applicable Non-Portfolio Property Interests, at each Closing the parties hereto shall cause each applicable JV LLC to issue and deliver to each of the applicable Sellers (or their designee) the membership interests contemplated to be delivered to each of the applicable Sellers by the applicable Limited Liability Company Operating Agreement.

Section 3.02.          Issuance of Membership Interests to MCRAC. Upon the terms of this Agreement, in exchange for the contribution by MCRAC of the applicable portion of the Funds or the Additional Funds to the applicable JV LLC, at each Closing the parties hereto shall cause each applicable JV LLC to issue and deliver to MCRAC the membership interests contemplated to be delivered to MCRAC by the applicable Limited Liability Company Operating Agreement.

Article IV
CLOSING

Section 4.01.          Closing Date. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, each conveyance of a Non-Portfolio Property Interest, contribution of Funds or Additional Funds and issuance of a membership interest from a JV LLC in accordance with the provisions of Articles II and III hereof shall take place at a closing (each, a “Closing”) to be held at the offices of Greenberg Traurig, LLP, the MetLife Building, 200 Park Avenue, New York, NY 10166 on the fifth (5th) Business Day after the satisfaction or waiver of the conditions to the obligations of the parties specified in Section 2.06 hereof or at such other date or location as is mutually agreed to by the parties. Notwithstanding the foregoing, to the extent practicable, the parties hereby agree to consummate each Closing simultaneously with or as promptly as practicable after the closing of the Purchase Agreement, subject to the receipt of the applicable Non-Portfolio Consents in accordance with Section 2.06(a) hereof. The time and date on which each Closing is held is referred to herein as a “Closing Date.”  Each Closing, and all transactions to occur at such Closing, shall be deemed to have taken place at 12:01 a.m., Eastern time, on the Closing Date. The parties acknowledge that multiple Closings may occur as contemplated by Sections 7.03 and 7.04 hereof.

Section 4.02.          Closing Deliveries. At each Closing, in addition to the delivery of the applicable Non-Portfolio Property Interests and the applicable Funds or Additional Funds, MCRAC and each of the Sellers shall deliver to each other each  of the applicable Limited Liability Company Operating Agreements, duly executed by MCRAC and each of the applicable

Sellers. The Sellers shall also deliver the applicable Non-Portfolio Consents, each in form and substance reasonably satisfactory to MCRAC at each Closing in accordance with the terms of this Agreement.

Section 4.03.          Special Distributions of the JV LLC’s. At each Closing, the applicable JV LLC shall, and MCRAC as Manager of each of the JV LLC’s shall cause the applicable JV LLC to, make the following distributions as applicable:

(a)           Campus LLC shall distribute to MSGW an amount in cash equal to the Campus Cash Contribution, and MSGW shall use $915,000 of such amount to exercise the option specified in Section 2.06(c);

(b)           Kimball LLC shall distribute to GCF II an amount in cash equal to the Kimball Cash Contribution;

(c)           Jefferson LLC shall distribute to GCF II an amount in cash equal to the Jefferson Cash Contribution;

(d)           Vreeland LLC shall distribute to GWV an amount in cash equal to the Vreeland Cash Contribution;

(e)           Bedminster LLC shall distribute to SG and MY an aggregate amount in cash equal to the Bedminster Cash Contribution in such amounts as agreed to by SG and MY;

(f)            Belmar LLC shall distribute to Gale Investments an amount in cash equal to the Belmar Cash Contribution;

(g)           Transit LLC shall distribute to Gale Urban an amount in cash equal to the Transit Cash Contribution;

(h)           55 Corporate LLC shall distribute to GCF II’s designee an amount in cash equal to the 55 Corporate Cash Contribution; and

(i)            Rock LLC shall distribute to Gale Investments an amount in cash equal to the Rock Cash Contribution.

Article V
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers hereby, severally and not jointly, represents and warrants to MCRAC and MCRLP as of the date hereof and as of each Closing (except as expressly provided otherwise in Section 5.02(b)(viii)), as follows:

Section 5.01.          Organization, Authority and Qualification of the Sellers.

(a)           Each of the Sellers that is a limited liability company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to enter into this Agreement and the applicable JV LLC Agreements, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement and the applicable JV LLC Agreements, by each of the Sellers that is a limited liability company, the performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of such Seller and no other action by such Seller is necessary to authorize the transactions contemplated hereby or to consummate such transactions.

(c)           This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its respective terms.

Section 5.02.          Ownership of the Membership Interests; Real Property.

(a)           Each Seller has good and marketable title to, and is the lawful record and beneficial owner of, the applicable Non-Portfolio Property Interest, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           As of the date hereof:

(i)            Gale Investments is the sole owner of the Belmar Interest.

(ii)           Gale Broad Street, LLC, has a 50% Membership Rights in Broad Street Redevelopment LLC. For purposes of this Section 5.02(b)(ii), the term “Membership Rights” has the meaning ascribed to such term in the operating agreement of Broad Street Redevelopment LLC.

(iii)          Gale Investments has a 50% Membership Interest in Rock-GW LLC. For purposes of this Section 5.02(b)(iii), the term “Membership Interest” has the meaning ascribed to such term in the operating agreement of Rock-GW LLC.

(iv)          GWV has a 50% Interest in 12 Vreeland Associates LLC. For purposes of this Section 5.02(b)(iv), the term “Interest” has the meaning ascribed to such term in the operating agreement of 12 Vreeland Associates LLC.

(v)           GCF II has a 33.33% LLC Interest in Gale Kimball LLC, and Gale Kimball LLC has a 25% Percentage Interest in 100 Kimball Drive LLC. For purposes of this Section 5.02(b)(v), the term “LLC Interest” has the meaning ascribed to such term in the operating agreement of Gale Kimball LLC, and the term “Percentage Interest” has the meaning ascribed to such term in the operating agreement of 100 Kimball Drive LLC.

(vi)          GW Real Estate Fund III LLC has a ..66665% Percentage Interest in MSGW. By letter agreement executed October 20, 2005, The Gale Company L.L.C. and its Affiliates were granted an option to acquire Morgan Stanley’s interest in the 3 Campus project for $915,000, and upon such exercise, GW Real Estate Fund III LLC will hold a 50.00001% Percentage Interest in MSGW. For purposes of this Section 5.02(b)(vi), the term “Percentage Interest” has the meaning ascribed to such term in the operating agreement of MSGW.

(vii)         No limited liability company operating agreement exists for either the One Jefferson Road Interest or the One Newark Center Interest.

(viii)        As of the date hereof, Gale 55 Corporate Associates II LLC is the sole owner of the 55 Corporate Real Property.

(c)           To the actual knowledge of SG, as of the date hereof:

(i)            One Campus Associates LLC is the sole owner of the Campus Real Property.

(ii)           100 Kimball Drive LLC is the sole owner of the Kimball Real Property.

(iii)          Gale 55 Corporate Associates II LLC is the owner of the 55 Corporate Real Property.

Section 5.03.          No Conflict. The execution, delivery and performance of this Agreement by each Seller does not and will not (a) violate, conflict with or result in the breach of the certificate of formation or operating agreement (or similar organizational documents) of such Seller, (b) conflict with or violate, in any material respect, any Law or Governmental Order applicable to such Seller or (c) except as would not adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and assuming the Non-Portfolio Consents listed in Schedule 5.05 hereto shall have been obtained, conflict with, violate or breach any agreement to which such Seller is a party.

Section 5.04.          Litigation. No action by or against any Seller is pending or, to the knowledge of such Seller, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Other than as set forth on Schedule 5.04, to the actual knowledge of SG, there are no lawsuits or proceedings pending or threatened in writing which would have a material adverse effect on the Belmar Real Property, Campus Real Property, Kimball Real Property, 55 Corporate Real Property, Rock GW Development Property or Transit Real Property, other than claims fully covered by insurance.

Section 5.05.          Consents. Subject to obtaining the Non-Portfolio Consents listed in Schedule 5.05 hereto, each Seller has the absolute right to transfer to the JV LLC’s the Non-Portfolio Property Interests. No consent of any third party other than those listed in Schedule 5.05 hereto is required to be obtained in order for the Sellers to transfer the Non-Portfolio Property Interests to the JV LLC’s, to transfer the JV LLC interests to MCRAC and MCRLP and to consummate the transactions contemplated by this Agreement.

Section 5.06.          Entity Status. Each entity which holds a Non-Portfolio Property Interest, has at all times been classified and treated as a partnership or disregarded entity and not as an association taxable as a corporation for federal income tax purposes in each state and local jurisdiction in which it files Tax Returns.

Section 5.07.          Documents. Other than as set forth on Schedule 5.07, each Seller has delivered or made available to MCRAC and MCRLP true and complete copies (in either paper or electronic form) of the organizational documents of each such Seller that is an entity and the entities comprising the Non-Portfolio Property Interests  (the “Organizational Documents”). The Organizational Documents are true, complete and correct, in all material respects, and constitute all of the material documents, agreements and instruments with respect to the formation, governance, management and organization of each of the Sellers and the entities owning, directly or indirectly, the Non-Portfolio Property Interests.  The Organizational Documents have not been amended, modified, supplemented, terminated or otherwise changed.

Section 5.08.          Right To Transfer. Subject to obtaining the Non-Portfolio Consents listed in Schedule 5.05 hereto, each Seller has the right under the applicable governing documents to transfer the applicable Economics Benefits and Burdens of the applicable Non-Portfolio Property Interest without constituting a default under any of the applicable governing documents.

Section 5.09.          Capital Contribution. MCRAC will not have any obligation to make a capital contribution to any JV LLC attributable to leasing commissions, tenant improvement costs and any other leasing costs for leases in place at the applicable Closing in such JV LLC except that MCRAC may be required to make such capital contributions to any JV LLC attributable to leasing commissions, tenant improvement costs and any other leasing costs arising from any extension or expansion of any premises owned by a JV LLC, and occurring after any Closing.

Section 5.10.          Liabilities. There are no Liabilities of any Seller of any nature which relate to the Non-Portfolio Property Interests other than the Liabilities (a) expressly set forth in this Agreement and in the schedule attached hereto as Schedule 5.10 or (b) otherwise permitted to be incurred under this Agreement. Except as set forth in Schedule 5.10 hereto, there are no other Liabilities relating to (x) any Non-Portfolio Property Interest, (y) any related membership interest, or (z) to the actual knowledge of SG, the Non-Portfolio Real Properties, other than trade liabilities which would not have a material adverse effect on the applicable Non-Portfolio Real Properties. Each Seller shall provide MCRAC and MCRLP with notice of any such Liabilities arising from and after the date of this Agreement and not appearing on Schedule 5.10 hereto other than those Liabilities arising in the normal course of owning and operating the Non-Portfolio Real Properties. All such Liabilities shall be subject to the prior written approval of MCRAC. From and after the Closing of a Non-Portfolio Property Interest, the applicable Seller shall not be subject to any Liabilities relating to such Non-Portfolio Property Interest other than those assumed by JV LLC pursuant to the provisions of this Agreement.

Section 5.11.          Compliance. Except as would not adversely affect the ability of such Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, each Seller is in compliance, in all material respects, with all laws, regulations and agreements applicable to such Seller, including any applicable agreement to which such Seller is a party or is subject or which is binding upon it or its respective Non-Portfolio Real Property.

Section 5.12.          Brokerage Agreement. To the actual knowledge of SG, there are no agreements with brokers or agents for the leasing of space at the Kimball Real Property.

Section 5.13.          Leasing Commissions; Tenant Improvements. To the actual knowledge of SG, other than as set forth on Schedule 5.13,  there are no obligations for leasing commissions or tenant improvements affecting the Belmar Real Property, Campus Real Property, Kimball Real Property, Rock GW Development Property or Transit Real Property.

Section 5.14.          Environmental. To the actual knowledge of SG, the applicable Sellers have not received written notice from a Governmental Authority of a violation of any Environmental Law with respect to either the 55 Corporate Real Property, Kimball Real Property or the Campus Real Property that has not been cured.

Section 5.15.          Zoning. To the actual knowledge of SG, none of the applicable Sellers has received written notice from any Governmental Authority of (i) any pending, threatened or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, materially adversely affecting or which may materially adversely affect any of the Belmar Real Property, Campus Real Property, Kimball Real Property, 55 Corporate Real Property, Rock GW Development Property or Transit Real Property, (ii) any proposed or pending proceeding to materially adversely change or redefine the zoning classification of all or any part of the Belmar Real Property, Campus Real Property, Kimball Real Property, 55 Corporate Real Property, Rock GW Development Property or Transit Real Property, (iii) any proposed or pending special assessments affecting any of the Belmar Real Property, Campus Real Property, Kimball Real Property, 55 Corporate Real Property, Rock GW Development Property or Transit Real Property or any portion thereof, (iv) any penalties or interest due with respect to real estate taxes assessed against any of the Belmar Real Property, Campus Real Property, Kimball Real Property, 55 Corporate Real Property, Rock GW Development Property or Transit Real Property, and (v) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to any of the Belmar Real Property, Campus Real Property, Kimball Real Property, 55 Corporate Real Property, Rock GW Development Property or Transit Real Property.

Section 5.16.          Tax Certiorari Proceedings. To the actual knowledge of SG, Schedule 5.16 sets forth all pending proceeds for tax certiorari with respect to any of Belmar Real Property, Campus Real Property, Kimball Real Property, 55 Corporate Real Property, Rock GW Development Property or Transit Real Property.

Section 5.17.          Surveys. To the actual knowledge of SG, Schedule 5.17 sets forth all current surveys with respect to the Kimball Real Property that are in the possession or control of GCF II. Complete copies of the surveys listed on Schedule 5.17 have been provided or made available to MCRAC.

Section 5.18.          Private Letter Rulings. To the actual knowledge of SG, none of the applicable Sellers are subject to any private letter ruling of the Internal Revenue Service or comparable rulings of another taxing authority.

Section 5.19.          Foreign Person. None of the Sellers is a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, or any other laws requiring withholding of amounts paid to foreign persons.

Section 5.20.          Due Diligence Information. SG has no actual knowledge that any information made available to MCRAC and MCRLP by SG or any Seller in connection with the transactions contemplated by this Agreement is not the true, accurate and complete understanding of SG, in all material respects, relating to the Non-Portfolio Property Interests.

Article VI
REPRESENTATIONS AND WARRANTIES
OF MCRAC AND MCRLP

Each of MCRAC and MCRLP hereby, severally and not jointly, represents and warrants to the Sellers as of the date hereof and as of each Closing, as follows:

Section 6.01.          Organization and Authority of MCRAC and MCRLP.

(a)           MCRAC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. MCRLP is a limited partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of MCRAC and MCRLP has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           The execution and delivery by each of MCRAC and MCRLP of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby by MCRAC and MCRLP have been duly authorized by all requisite corporate or partnership action on the part of MCRAC and MCRLP, as applicable.

(c)           This Agreement has been duly executed and delivered by MCRAC and MCRLP, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes the legal, valid and binding obligations of MCRAC and MCRLP, enforceable against each of them in accordance with its terms.

Section 6.02.          No Conflict. The execution, delivery and performance of this Agreement by each of MCRAC and MCRLP do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation, bylaws, certificate of organization, operating agreement, partnership agreement (or similar organizational documents) of MCRAC or MCRLP, (b) conflict with or violate, in any material respect, any Law or Governmental Order applicable to MCRAC or MCRLP, (c) except as would not adversely affect the ability of each of MCRAC and MCRLP to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement conflict with, violate or breach any agreement to which either MCRAC or MCRLP is a party.

Section 6.03.          Litigation. No action by or against MCRLP or MCRAC is pending or, to the knowledge of MCRLP or MCRAC, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.04.          Independent Investigation; Representations. Each of MCRLP and MCRAC has conducted its own independent investigation, review and analysis of the operations, results of operations, financial condition and prospects of the Non-Portfolio Property Interests, which investigation, review and analysis was done by each of MCRLP and MCRAC and its Affiliates and representatives. Each of MCRLP and MCRAC acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Sellers for such purpose. In entering into this Agreement, each of MCRLP and MCRAC acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers or its representatives (except the specific representations and warranties of the Sellers set forth in Article V). Each of MCRAC and MCRLP hereby acknowledge and agree that (a) other than the representations and warranties made in Article V, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Non-Portfolio Property Interests, and (b) other than the indemnification obligations of the Sellers set forth in Article VIII, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to MCRAC, MCRLP or to any other Person resulting from the distribution to MCRLP or MCRAC, its Affiliates or representatives of, or the their use of, any information relating to the Non-Portfolio Property Interests, including any information, documents or material made available to MCRLP or MCRAC, whether orally or in writing, in data rooms, management presentations, break-out discussions, responses to questions submitted on behalf of MCRLP or MCRAC or in any other form in expectation of the transactions contemplated by this Agreement.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01.          Notification of Certain Matters. Each party shall promptly notify the other parties in writing of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 7.02.          Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. The parties hereto hereby agree that if the applicable Seller has management rights with respect to a leased premises as contemplated by Section 5.09 hereof, MCRAC shall have the right to advise and consult with such Seller prior to (i) any such lease extension or expansion of leased premises, (ii) any capital contribution made by such Seller, and (iii) major management decisions.

Section 7.03.          Third-Party Consents; Additional Closings; Buy-Sell.

(a)           Each of the Sellers hereby agree to use their commercial best efforts to obtain the Non-Portfolio Consents.

(b)           In the event that any Non-Portfolio Consent is not obtained at or prior to the closing of the Purchase Agreement, the parties agree that additional Closings shall occur to effect the consummation of the transactions with respect to the applicable Non-Portfolio Property Interests (i) during the ninety (90) day period following the closing of the Purchase Agreement, or (ii) with respect to any Optional Non-Portfolio Property Interest, during the applicable Option Period as provided for in Section 2.04, in each case, promptly upon the receipt of the applicable Non-Portfolio Consents.

(c)           In the event that any Non-Portfolio Consent is not obtained within ninety (90) days following the closing of the Purchase Agreement (or (i) with respect to the Rock GW Office Interest, within thirty (30) days following the satisfaction of the conditions set forth in Section 2.06(b), (ii) with respect to the 55 Corporate Interest, within thirty (30) days following the satisfaction of the conditions set forth in Section 2.06(d), and (iii) with respect to any Optional Non-Portfolio Property Interest, within the applicable Option Period), MCRAC shall have the right and the option to exercise any of the following: (1) require the applicable Sellers to promptly thereafter implement any relevant “buy-sell” provisions with respect to the corresponding Non-Portfolio Property Interest, (2) cause the contribution of the Economic Benefits and Burdens of the applicable Non-Portfolio Property Interests to the applicable JV LLC’s or (3) agree to terminate its obligations to purchase the applicable Non-Portfolio Property Interests and release the applicable Sellers from their obligations to contribute such Non-Portfolio Property Interests, by delivering written notice of such exercise to the applicable Sellers within two (2) Business Days thereafter. If MCRAC shall fail to deliver a timely notice within said two (2) Business Day period, then this Agreement shall automatically terminate with respect to any Non-Portfolio Property Interest (including any Optional Non-Portfolio Property Interest) for which a Closing shall not have occurred. MCRAC shall, if requested by the applicable Sellers, promptly furnish such Sellers with written evidence acknowledging such automatic termination.

(d)           In the event MCRAC shall require the applicable Sellers to implement any relevant “buy-sell” provisions with respect to the corresponding Non-Portfolio Property Interests, then such “buy-sell” shall be at a price not less than the amount of the applicable Cash Contribution for such Non-Portfolio Property Interest (provided, that if MCRAC shall specify a higher price, the applicable Sellers shall implement such “buy-sell” provisions at such higher price). If the other party to the “buy-sell” shall agree to acquire the applicable Non-Portfolio Property Interest at the price offered by the applicable Sellers, then the applicable Sellers shall sell such Non-Portfolio Property Interest to such other party at the specified purchase price (and shall turn over to MCRAC any portion of consideration received which is in excess of such applicable Cash Contribution). If the other party to the “buy-sell” shall require the applicable Sellers to acquire such other party’s interest, then MCRAC shall, and MCRLP shall cause MCRAC to, acquire both such other party’s interest (at the price specified by the applicable Sellers to the other party) and the applicable Sellers’ interest (at the price equal to the applicable Cash Contribution). In addition, MCRAC shall, and MCRLP shall cause MCRAC to, reimburse the applicable Sellers for all reasonable costs and expenses incurred by the applicable Sellers in implementing and consummating the “buy-sell” contemplated hereby.

Section 7.04.          Assignment of Economic Interests. In the event MCRAC shall elect to accept the Economic Benefits and Burdens of the applicable Non-Portfolio Property Interest in accordance with the provisions of Section 7.03(c) hereof, the parties hereto hereby acknowledge and agree that the parties shall consummate the transactions as contemplated by this Agreement with respect to such Non-Portfolio Property Interest, except that the applicable Sellers shall contribute to the applicable JV LLC’s solely the Economic Benefits and Burdens of each such Non-Portfolio Property Interests (and such additional rights as may be granted pursuant to the applicable Limited Liability Company Operating Agreement) and in no event shall the transactions contemplated by this Agreement constitute a sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment, levy or other disposition with respect to such Non-Portfolio Property Interests. In addition, the parties shall enter into a Limited Liability Company Operating Agreement substantially in the form of Exhibit K attached hereto for such Non-Portfolio Property Interests.

Section 7.05.          Effect of Termination. Notwithstanding anything contained herein to the contrary, if MCRAC terminates its obligations to purchase a Non-Portfolio Property Interest as specified in Section 7.03(c) or shall fail to timely exercise its option with respect to any Optional Non-Portfolio Property Interest as specified in Section 2.04, (i) nothing contained in this Agreement or in the Purchase Agreement shall prohibit the applicable Sellers from owning such Non-Portfolio Property Interest and operating the Non-Portfolio Real Properties related to such Non-Portfolio Property Interest, and (ii) MCRAC shall be released from any and all obligations  and restrictions (including without limitation, any restriction on competition) relating to such Non-Portfolio Property Interest or Optional Non-Portfolio Property Interest.

Section 7.06.          Development of Jefferson Real Property. Notwithstanding anything contained herein to the contrary, each of MCRAC and MCRLP hereby agree that, if MCRAC, MCRLP or any of their Affiliates shall enter into any agreement or other arrangement with JP Morgan or any of its Affiliates the subject of which relates to the development of the Jefferson Real Property, then:

(a)           MCRAC, MCRLP or their applicable Affiliate, shall contribute, convey, assign, transfer and deliver to Jefferson LLC as a capital contribution, and upon such contribution, conveyance, assignment, transfer and delivery, the parties hereto shall cause Jefferson LLC to accept and assume, 100% of the equity interests in such entity that owns (directly or indirectly) an interest in the Jefferson Real Property;

(b)           the parties hereto shall cause Jefferson LLC to issue and deliver to GCF II the membership interests contemplated to be delivered to GCF II by the Jefferson LLC Operating Agreement; and

(c)           the parties hereto shall cause Jefferson LLC to issue and deliver to MCRAC, MCRLP or their applicable Affiliate the membership interests contemplated to be delivered to MCRAC, MCRLP or their applicable Affiliate by the Jefferson LLC Operating Agreement.

Section 7.07.          Reimbursement for MCRAC Employee Assistance. To the extent any employee of MCRAC or its Affiliates assists the Sellers with the procurement of any approvals related to the Rock-GW Development Property, SG shall promptly reimburse MCRAC or its Affiliates the actual cost to MCRAC or its Affiliates of such services.

Article VIII
INDEMNIFICATION

Section 8.01.          Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of nine (9) months after the Closing of the applicable Non-Portfolio Property Interest; provided, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall remain in full force and effect for a period of nine (9) months following the Closing of the applicable Non-Portfolio Property Interest; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. Notwithstanding the foregoing, (i) the representations and warranties contained in Sections 5.05 and 5.08 shall survive the Closing for a period of three (3) years after the Closing of the applicable Non-Portfolio Property Interest, and (ii) the representations and warranties contained in Sections 5.01, 5.02, 5.06 and 6.01 shall survive the Closing indefinitely, subject only to any applicable statute of limitations.

Section 8.02.          Indemnification by the Sellers. Subject to Section 8.04, MCRLP, MCRAC and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “MCRAC Indemnified Party”) shall be indemnified and held harmless by each Seller, severally and not jointly, for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss” or, collectively “Losses”), arising out of or resulting from:  (a) the breach of any representation or warranty made by each Seller contained in this Agreement or (b) the breach of any covenant or agreement by each Seller contained in this Agreement.

Section 8.03.          Indemnification by MCRAC. Subject to Section 8.04, the Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by MCRLP and MCRAC, jointly and severally, for and against any and all Losses, arising out of or resulting from:  (a) the breach of any representation or warranty made by MCRAC or MCRLP contained in this Agreement, or (b) the breach of any covenant or agreement by MCRAC or MCRLP contained in this Agreement.

Section 8.04.          Limits on Indemnification.

(a)           No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Sections 8.02(a) (other than with respect to breaches of the representations  and warranties set forth in Sections 5.01, 5.02, 5.05, 5.06, and 5.08) or 8.03(a) (other than with respect to breaches of the representations  and warranties set forth in Section 6.01), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds an amount equal to .05% of the applicable Cash Contribution attributable to such Non-Portfolio Property Interest that is the subject of the right of indemnification (the “Indemnification Threshold”) after which the Indemnifying Party shall fully indemnify the other party for the total of such Losses; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.02(a) (other than with respect to breaches of the representations  and warranties set forth in Sections 5.01, 5.02, 5.05, 5.06, and 5.08) or 8.03(a) (other than with respect to breaches of the representations  and warranties set forth in Section 6.01) shall be an amount equal to 10% of the Cash Contribution attributable to such Non-Portfolio Property Interest that is the subject of the right of indemnification, and (iii) neither party hereto shall have any liability under any provision of this Agreement for any punitive damages.

(c)           For all purposes of this Article VIII, “Losses” shall be net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

Section 8.05.          Notice of Loss; Third Party Claims.

(a)           An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive written notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article VIII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party

Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall fully cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any such claims or proceeding pursuant to this Section 8.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnifying Party shall give the Indemnified Party prompt written notice thereof and the Indemnified Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne in full by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.06.          Remedies. MCRLP, MCRAC and each of the Sellers acknowledge and agree that (i) following each applicable Closing, the indemnification provisions of Section 8.02 and Section 8.03 shall be the sole and exclusive remedies of the parties for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at Law or equity and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of MCRLP, MCRAC or the Sellers, after the consummation of the contribution of all of the Economic Benefits and Burdens associated with the Non-Portfolio Property Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

Article IX
GENERAL PROVISIONS

Section 9.01.          Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

Section 9.02.          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by e-mail (read receipt requested), by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Sellers:

c/o The Gale Company, Suite 200|
100 Campus Drive
Florham Park, New Jersey 07932
Telecopy:  (973) 245-3600
Telephone:  (973) 301-9500
E-Mail: SG@TheGaleCompany.com
Attention: Mr. Stanley C. Gale and Mr. Mark Yeager

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY  10166
Telecopy:  (212) 801-6400
Telephone: (212) 801-9200
E-Mail: Ivanhoer@gtlaw.com and Gerasimovichk@gtlaw.com
Attention:  Robert Ivanhoe, Esq. and Kenneth A. Gerasimovich, Esq.

If to MCRLP or MCRAC:

c/o Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey  07016

with two (2)
separate copies
of the notice sent
to the attention of:

Telecopy:  (908) 272-0214
Telephone:  (908) 272-2009
Email:  mhersh@mack-cali.com
Attention:  Mitchell E. Hersh,
President and Chief Executive Officer

And

Telecopy:  (908) 497-0485
Telephone:  (908) 272-2612
Email:  rthomas@mack-cali.com
Attention:  Roger W. Thomas,
Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, New York 10022
Telecopy:  (212) 798-6329
Telephone:  (212) 326-0133
Email:  bhornick@pryorcashman.com
Attention:  Blake Hornick

And

Seyfarth Shaw LLP
1270 Avenue of the Americas
25th Floor
New York, New York 10020
Telecopy:  (212) 218-5527
Telephone:  (212) 218-5620
Email:  jnapoli@seyfarth.com
Attention:  John P. Napoli

Section 9.03.          Public Announcements; Confidentiality. Upon the execution of this Agreement, MCRAC and MCRLP shall have the right to make such public announcements or filings as may be required by (i) the Securities Act, (ii) the Securities Exchange Act, (iii) the rules and listing standards of the New York Stock Exchange, Inc., (iv) any other law of a jurisdiction to which MCRLP is subject, or (v) any oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process required by applicable rules, laws or regulations by any court, law or administrative authority to which MCRAC and MCRLP are subject. MCRAC and MCRLP also shall have the right to make such public announcements or filings as they may deem reasonably prudent, and shall be entitled to make such filings or announcements upon advice of counsel as may be otherwise be deemed necessary. The Sellers may make such public disclosures as are required by Law. Each of the Sellers, MCRAC and MCRLP hereby agree to provide the non-disclosing parties as much advance notice as reasonably possible with respect to the nature of such disclosure, cooperate fully as to the timing and contents of such disclosure and review in good faith the suggestions of the other party with respect to the contents of such disclosure.

Section 9.04.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.05.          Entire Agreement. This Agreement (including the Exhibits) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Sellers, MCRLP and MCRAC with respect to the subject matter hereof.

Section 9.06.          Assignment. This Agreement may not be assigned by operation of Law or otherwise without the prior express written consent of the Sellers, and MCRAC or MCRLP which consent may be granted, conditioned, delayed or withheld in the sole discretion of the Sellers or MCRAC or MCRLP, as the case may be. Notwithstanding the foregoing, MCRAC or MCRLP may assign any or all of its interests in this transaction to one or more Affiliates.

Section 9.07.          Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 9.08.          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 9.09.          Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 9.10.          Governing Law. This Agreement and all others arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the

purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 9.11.          Waiver of Jury Trial. The parties hereto hereby waive to  the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

Section 9.12.          Counterparts. This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.13.          Cooperation. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Sellers, MCRAC and MCRLP or the party whose counsel drafted this Agreement. The provisions of this Section 9.13 shall survive the Closing.

Section 9.14.          Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each party may be entitled, at law or in equity, each party shall be entitled to enforce the provisions of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

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IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed, as of the day and year first above written.

MACK-CALI REALTY ACQUISITION CORP., a Delaware corporation

By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

MACK-CALI REALTY L.P., a Delaware limited Partnership

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By:	/s/ Mitchell E. Hersh
Name: Mitchell E. Hersh
Title: President and Chief Executive Officer

STANLEY C. GALE

/s/ Stanley C. Gale

MARK YEAGER

/s/ Mark Yeager

MSGW-ONE CAMPUS INVESTORS, LLC

By:	Gale Global Facility Services, LLC, as successor in interest to Gale & Wentworth, LLC, its Administrator

By:	/s/ Stanley C. Gale
Name: Stanley C. Gale
Title: Manager

THE GALE INVESTMENTS COMPANY, LLC

By:	/s/ Stanley C. Gale
Name: Stanley C. Gale
Title: Manager

GCF II INVESTOR, LLC

By:	The Gale Investments Company, LLC, its Managing Member

By:	/s/ Stanley C. Gale
Name: Stanley C. Gale
Title: Manager

GALE & WENTWORTH VREELAND, LLC,

By:	/s/ Stanley C. Gale
Name: Stanley C. Gale
Title: Manager

GALE URBAN SOLUTIONS LLC

By:	The Gale Investments Company, LLC,
its sole member

By:	/s/ Stanley C. Gale
Name: Stanley C. Gale
Title: Manager